As Filed with the Securities and Exchange Commission on June 4, 2008

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________

REIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

_______________

MARYLAND	13-3926898
(State of Incorporation)	(I.R.S. Employer Identification No.)

530 Fifth Avenue, New York, New York 10036

(Address of Principal Executive Offices Including Zip Code)

REIS, INC. 2008 OMNIBUS INCENTIVE PLAN,

and

INDUCEMENT OPTION GRANTS OUTSIDE OF A PLAN

(Full Title of the Plan)

_______________

Mark P. Cantaluppi

Vice President and

Chief Financial Officer

Reis, Inc.

530 Fifth Avenue

New York, New York 10036

(212) 921-1122

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Alan S. Pearce, Esq.

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

(212) 541-2000

_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company☐

CALCULATION OF REGISTRATION FEE
Title of Each class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $.02 per share	1,000,000 shares(3)	$5.51(4)	$5,510,000(4)	$216.55
Common Stock, par value $.02 per share	250,000 shares(5)	$10.40(6)	$2,600,000	$102.18
Total shares	1,250,000 shares		$8,110,000	$318.73
(1)

Plus such indeterminate number of shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents a registration fee of $39.30 per $1,000,000 of proposed maximum aggregate offering price.
(3)	Represents shares that may be issued from time to time pursuant to the registrant’s 2008 Omnibus Incentive Plan.
(4)

Estimated solely for purposes of calculating the proposed maximum offering price per share and the proposed maximum aggregate offering price pursuant to Rule 457(c) and (h) of the General Rules and Regulations under the Securities Act, based on the average of the high and low sale prices for the registrant’s Common Stock on the Nasdaq Global Market on May 29, 2008, a date within five business days prior to filing of this Registration Statement.

(5)	Represents shares that are subject to stock options previously awarded as inducement grants to four new officers of a wholly-owned subsidiary of the registrant in connection with their employment.
(6)	Represents the per share exercise price of the stock options in accordance with Rule 457(h).

INTRODUCTION

This Registration Statement on Form S-8 is filed by Reis, Inc., a Maryland corporation (the “Company”), relates to (i) 1,000,000 shares of common stock that may be issued from time to time pursuant to the Company’s 2008 Omnibus Incentive Plan; and (ii) 250,000 shares of common stock underlying stock options previously granted to four new officers of a wholly-owned subsidiary of the Company as inducement awards in connection with their employment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference the following filings with the Securities and Exchange Commission (the “SEC”) into this registration statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008;
•	The Company’s Current Reports on Form 8-K, filed on April 3, 2008, May 1, 2008 and June 2, 2008; and
•

The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-12917) filed with the SEC on November 29, 2007, and the documents incorporated therein by reference, including any subsequently filed amendments and reports updating such description.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) requires a corporation, unless its charter provides otherwise, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received, unless a court orders indemnification, and then only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.

The Company’s charter provides that the Company shall have the power, and the Company’s bylaws require, the Company to the maximum extent permitted by Maryland law, to indemnify and advance expenses to its present and former directors and officers on account of any proceeding to which they are a party, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving any other entity at the request of the Company.

The MGCL permits a Maryland corporation’s charter to include a provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property, or services; or
•

a judgment or other final adjudication adverse to the person that is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company’s charter provides that, to the maximum extent permitted by Maryland law, the Company’s directors and officers are not liable to the Company or its stockholders for money damages. However, such provisions do not limit the availability of equitable relief to the Company or its stockholders.

The Company maintains a standard policy of officers’ and directors’ liability insurance.

The employment agreements of each of Lloyd Lynford, the Company’s Chief Executive Officer, President and a director, and Jonathan Garfield, the Company’s Executive Vice President and a director, provide that the Company will, to the fullest extent authorized by applicable law, indemnify and hold harmless each of these individuals from and against any and all claims, liabilities, judgments, fines, penalties, costs and expenses reasonably incurred by such individuals in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such individual was or is a director or officer of the Company, and further provides the right to advancement of expenses incurred in defending any such proceeding prior to its final disposition, provided that such advancement shall only be provided to such individuals upon execution of an undertaking to repay all amounts so advanced if it shall be ultimately determined that such individual is not entitled to indemnification and to such advancement. Additionally, the employment agreement of Mark Cantaluppi, the Company’s Vice President and Chief Financial Officer, provides that Mr. Cantaluppi will be indemnified by the Company in the performance of his duties pursuant to the Bylaws and to the fullest extent allowed by applicable law, and will continue to be a named beneficiary under any director and officer insurance policy maintained by the Company after a change in control for persons who were directors or officers prior to a change in control, to the extent that such policies provide coverage for events that occurred before the change in control.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-32445) filed with the SEC on July 30, 1997).
4.2	Articles Supplementary (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on December 21, 2006).
4.3	Articles of Amendment (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on June 4, 2007).
4.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K/A filed with the SEC on December 6, 2007).
4.5	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on November 29, 2007).

4.6	Reis, Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2008).
5.1	Opinion of Venable LLP regarding the legality of the shares of Common Stock being registered hereby.
23.1	Consent of Ernst & Young LLP – Reis, Inc.
23.2	Consent of Ernst & Young LLP – Wellsford/Whitehall Group, L.L.C. and Subsidiaries.
23.3	Consent of Venable LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included herewith on signature page).

Item 9. Undertakings.

1.	The undersigned registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of June, 2008.

REIS, INC.

By:	/s/ Lloyd Lynford
Lloyd Lynford
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Lloyd Lynford and Mark P. Cantaluppi, and each or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lloyd Lynford	Chief Executive Officer, President and	June 4, 2008
Lloyd Lynford	Director (Principal Executive Officer)

/s/ Mark P. Cantaluppi	Vice President, Chief Financial Officer	June 4, 2008
Mark P. Cantaluppi	(Principal Accounting and Financial Officer)

/s/ Jeffrey H. Lynford	Chairman of the Board and Director	June 4, 2008
Jeffrey H. Lynford

/s/ Bonnie R. Cohen	Director	June 4, 2008
Bonnie R. Cohen

/s/ Douglas Crocker II	Director	June 4, 2008
Douglas Crocker II

/s/ Michael J. Del Giudice	Director	June 4, 2008
Michael J. Del Giudice

/s/ Meyer S. Frucher	Director	June 4, 2008
Meyer S. Frucher

/s/ Jonathan Garfield	Director	June 4, 2008
Jonathan Garfield

/s/ Edward Lowenthal	Director	June 4, 2008
Edward Lowenthal

/s/ M. Christian Mitchell	Director	June 4, 2008
M. Christian Mitchell

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-32445) filed with the SEC on July 30, 1997).
4.2	Articles Supplementary (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on December 21, 2006).
4.3	Articles of Amendment (incorporated by reference to Exhibit 3.1 to Form 8-K filed with the SEC on June 4, 2007).
4.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to Form 8-K/A filed with the SEC on December 6, 2007).
4.5	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on November 29, 2007).
4.6	Reis, Inc. 2008 Omnibus Incentive Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2008).
5.1	Opinion of Venable LLP regarding the legality of the shares of Common Stock being registered hereby.
23.1	Consent of Ernst & Young LLP – Reis, Inc.
23.2	Consent of Ernst & Young LLP – Wellsford/Whitehall Group, L.L.C. and Subsidiaries.
23.3	Consent of Venable LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included herewith on signature page).